EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-85034 ) and Registration Statements on Forms S-8 (No. 333-26127, No. 333-57835, No. 333-49142 and No. 333-72970) of Applied Imaging Corp. of our report dated April 2, 2004 except as to the restatement described in Notes 1, 2, 3, 11, 13, 15 and 16 as to which the date is February 25, 2005 relating to the consolidated financial statements and financial statement schedule, which appears in this Amendment No. 2 to Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 1, 2005